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EXHIBIT 10.24

                                                              March 14, 2000

Robert J. Mello, Ph.D.
12428 Preserve Way
Reisterstown, MD 21136

Dear Bob:

This letter confirms our agreement concerning your separation from Chesapeake Biological Laboratories, Inc. ("CBL") effective March 15, 2000. We hope that your separation can occur as smoothly as possible and on an amicable basis. To that end, and in recognition of your past service and contributions to CBL, we have agreed that you will receive the following severance package, contingent upon your agreement below:

1. Your position as Vice President of Quality & Regulatory Affairs will be eliminated effective March 15, 2000, and your employment with CBL will terminate on that date. You will also resign from your position as Corporate Secretary effective March 15, 2000.
2. You will continue to provide consulting services to CBL for a seven-month period beginning on April 1, 2000 and ending on October 31, 2000. During this time, you will be available on an "as needed" basis to provide up to 10 hours per week of consulting services to CBL. You agree that, when necessary, you will travel to CBL's offices or to other reasonable locations to provide such services. CBL will reimburse you for any and all travel expenses incurred in connection with the provision of such services.
3. CBL shall pay to you the sum of $11,742 per month for the period beginning April 1, 2000 and ending on October 31, 2000. This money shall be paid to you on or before the 1st day of each month during this period.
4. Your health, disability and life insurance coverages will continue through March 31, 2000. Thereafter, you may continue your health insurance coverage for an additional 18 months under COBRA. You may also have certain conversion and/or continuation rights under the terms of our group life insurance policy and disability insurance; these may be exercised by you, at your expense, after March 31, 2000. We will provide you with further details on these conversion/continuation rights in a separate document.
5. You will have no further right to participate in the CBL 401(k)/Profit Sharing Plan; however, any vested rights in this plan which you currently have shall not be affected by this agreement.
6. You will be reimbursed for all reasonable and necessary travel and entertainment expenses incurred by you prior to the date upon which you execute this agreement, provided that receipts for such expenses are submitted to Jack Janssen no later than March 15, 2000.
7. You will be reimbursed for up to a maximum of One Thousand Dollars ($1,000.00) in legal fees incurred by you in connection with the preparation and review of this Agreement. You agree that you will provide documentation of such expenses to Jack Janssen no later than 30 days following the date on which you execute this Agreement.
8. You will have all rights under any applicable option grant agreements until the expiration dates stated therein notwithstanding that you would no longer be a CBL employee. Any un-expired and unexercised stock options previously granted to you will convert from qualified to non-qualified options and be vested immediately. SEE EXHIBIT A ATTACHED FOR SCHEDULE OF UN-EXPIRED OPTIONS AS OF MARCH 15, 2000.
9. Except as expressly set forth above, after March 15, 2000, you will be entitled to no other or further compensation, remuneration or benefits from CBL.


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10. Since as part of your employment you had access to information of a nature not generally disclosed to the public, you will be expected, and agree, to keep confidential and not disclose to anyone, the business, proprietary and trade secret information in your possession.
11. This agreement, its contents and all information pertaining to its negotiations are to remain confidential. Neither Party will communicate any derogatory or disparaging information concerning the other, including communication by you of such information concerning CBL, its directors, officers, agents and employees.
12. You acknowledge that this agreement is a full and accurate embodiment of the understanding between the parties and that it supersedes any prior agreements or understandings made by the parties. The terms of this agreement may not be modified, except by mutual consent of the parties. Any and all modifications must be reduced to writing and signed by the parties to be effective.
13. In keeping with our intent to allow for an amicable separation, and as part of our accord, it is agreed that you release CBL of and from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and/or fees arising out of or relating to your employment, including your separation from employment. By this paragraph, you are waiving any claims, which may exist against CBL, its directors, officers, employees, agents, and all other related or affiliated persons, firms or entities. This includes all rights and obligations under any federal, state or local laws pertaining to employment, including all employment discrimination laws, such as Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act. Obviously, nothing in this paragraph will affect the ability of either party to enforce rights or entitlements specifically provided for under this agreement as set forth above. You and CBL agree that this release shall not apply to (a) the obligation of CBL to indemnify you as required by (i) law, (ii) the Articles of Incorporation of CBL, as amended, or (iii) the By-Laws of CBL, as amended or (b) the obligation of CBL's director and officer liability insurance carrier to perform under such policy with respect to you. Naturally, CBL's obligations under this agreement are contingent upon your compliance with all terms and conditions provided for herein. In the event that you should decide in the future to commence, or attempt to commence, any action or litigation against CBL, except as it relates to the enforcement of any rights you may have under this agreement, you will be obligated to repay CBL all amounts paid to you or expended by CBL on your behalf pursuant to this agreement.
14. CBL agrees to release you of and from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and/or fees arising out of or relating to your employment, including your separation from employment. Nothing in this paragraph shall prohibit CBL from taking legal action to enforce any rights or entitlements it may have under this Agreement.
15. In accordance with The Older Workers' Benefit Protection Act, your signature below will certify that you have read this agreement carefully and that you have had the opportunity to consult with family members, friends, and an attorney, if you believed that was necessary. You acknowledge that this agreement is intended to address any rights you may have under the above statute, and as it amends the Age Discrimination in Employment Act. Further, your signature will confirm that you are entering into this agreement freely and with a full understanding of its terms. You further confirm that you are not relying upon any representations or statements made by CBL or any of its agents, except to set forth above.
16. You will be provided with a period of 21 days from the date of this letter within which to accept this agreement; however, naturally, we hope to conclude this matter as quickly as possible. You may also revoke any acceptance of this agreement at any time within seven (7) days after its acceptance. Any revocation must be in writing and delivered to me within seven (7) days in order to be effective. (No payments, except as required by law, will be made to you under this agreement until after we receive your signed acceptance and the seven (7) day period has expired.)
17. This agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.
18. The Parties agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in Baltimore City, Maryland in accordance with the National


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Rules of the American Arbitration Association (the "AAA"). The Parties shall mutually agree on an arbitrator chosen from a panel provided by AAA. In the event that the Parties cannot agree on an arbitrator, each Party shall appoint an arbitrator who has expertise in the interpretation of this type of agreement and these two arbitrators shall select a third neutral arbitrator from the AAA's panel who also shall have expertise in the interpretation of this type of agreement. In reaching their decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Such arbitrators shall act as the administrators and exclusive arbitrators with respect to all claims. The non-prevailing party shall be responsible for all costs including reasonable legal fees of the prevailing party. The decision of the arbitrators as to the validity of the claim and amount of damages in respect to such claim shall be binding and conclusive upon the Parties and may be entered in any court having jurisdiction.
19. CBL represents that, as of February 23, 2000, it has not been made aware of any pending citations or regulatory actions pending against the Company.
If the terms of our proposal are acceptable, please indicate your acceptance by signing below and returning to me a signed copy of this agreement.
Please let me know if you have any questions. I wish you the best of success and personal and professional fulfillment in the future.

                                           Sincerely,

                                           /s/ Thomas P. Rice
                                           ------------------
                                           Thomas P. Rice
                                           President & CEO

AGREED AND ACCEPTED

/s/ Robert J. Mello, Ph.D.
--------------------------
Robert J. Mello, Ph.D.

Date:03/14/00





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